Exhibit 4.13

OFFICE OF THE SECRETARY OF STATE CERTIFICATE OF CONVERSION WHEREAS, HODGES TRUCKING COMPANY, L.L.C. a domestic limited liability company organized under the laws of the State of OKLAHOMA has filed in the office of the Secretary of State duly authenticated evidence of a conversion, as provided by the laws of the State of Oklahoma.
NOW THEREFORE, I, the undersigned Secretary of State of Oklahoma, by virtue of the powers vested in me by law, do hereby issue this Certificate evidencing such conversion. IN TESTIMONY WHEREOF, I hereunto set my hand and cause to be affixed the Great Seal of the State of Oklahoma. Filed in the city of Oklahoma City this 28th day of September, 2006. Secretary of State

09/28/2006 02:47 PM FILED-Oklahoma Secretary of State #3512117611 09/28/2006 15:04 OKLAHOMA SECRETARY OF STATE
SOS 5953150003 ARTICLES OF CONVERSION OF HODGES TRUCKING COMPANY TO HODGES TRUCKING COMPANY, L.L.C. To: Oklahoma Secretary of State Hodges Trucking Company, a corporation formed under the laws of the State of Oklahoma, for the purpose of converting to Hodges Trucking Company, L.L.C., an Oklahoma limited liability company, pursuant to Section 2054.1 of Title 18 of the Oklahoma Statutes, does hereby submit the following: 1. Date Business Entity First Formed. The date on which Hodges Trucking Company was first formed is January 23, 1987, and the name under which it was originally incorporated is Hodges Trucking Company. 2. Name of Business Entity Prior to Filing Articles of Conversion. The name of the business entity immediately prior to the filing of these Articles of Conversion is Hodges Trucking Company. 3. Name of Limited Liability Company. The name of the limited liability company as set forth in its Articles of Organization is Hodges Trucking Company, L.L.C. 4. Director and Shareholder Approval. This conversion has been duly approved by the Board of Directors and the sole shareholder of Hodges Trucking Company. 5. Articles of Organization. Attached hereto are the Articles of Organization of Hodges Trucking Company, L.L.C. 6. Compliance With Section 1090.5. Hodges Trucking Company and Hodges Trucking Company, L.L.C. intend that these Articles of Conversion also constitute a Certificate of Conversion pursuant to Section 1090.5 of Title 18 of the Oklahoma Statutes. IN WITNESS WHEREOF, Hodges Trucking Company has caused these Articles of Conversion to be executed by its Vice President and attested by its Assistant Secretary this 28th day of September, 2006. Jennifer M. Grigsby,Vice President
ATTEST: HODGES TRUCKING COMPANY, an Oklahoma Corporation Gaye Wilkerson, Assistant Secretary

ARTICLES OF ORGANIZATION OF HODGES TRUCKING COMPANY, L.L.C. The undersigned, as sole organizer of a limited liability company, does hereby adopt the following Articles of Organization of Hodges Trucking Company, L.L.C., pursuant to the Oklahoma Limited Liability Company Act, as amended from time to time (the “Act”): 1. Name. 2. The name of the company is Hodges Trucking Company, L.L.C. (the “Company”). Term. The Company will commence on the date of filing of these Articles of Organization with the Secretary of State of Oklahoma and will continue perpetually until: (1) the dissolution of the Company in accordance with the Act, or (2) the dissolution of the Company in accordance with the provisions of any agreement (the “Operating Agreement”) among the members of the Company as to the affairs of the Company or the conduct of the Company’s business.
3. Purpose. The purpose of the Company is to engage in any lawful act or activity for which limited liability companies may be organized under the Act. 4. Principal Location. The address of the Company’s principal place of business in the State of Oklahoma is 6100 North Western Avenue, Oklahoma City, Oklahoma 73118. 5. Resident Agent. The name of the Company’s resident agent in the State of Oklahoma is Corporation Service Company with an address at 115 S.W. 89th Street, Oklahoma City, Oklahoma 73139-8511.
6. Management. The Company will be managed by one or more managers as provided in the Operating Agreement. Such managers will have the continuing exclusive authority to manage and conduct the business of the Company subject to the restrictions set forth in the Operating Agreement. 7. Limitation of Liability. The members and managers of the Company will not be liable to the Company or its members for monetary damages for the breach of any fiduciary duty or any duty under the Act except personal liability for (a) the breach of the duty of loyalty to the Company or the Company=s members; (b) acts or omissions by such manager or member which are not in good faith, involve intentional misconduct or involve a knowing violation of law; or (c) any transaction for which the manager or the member derived an improper personal benefit. No amendment or repeal of this paragraph 7 will apply to or have any effect on the liability or alleged liability of any member or manager for or with respect to any acts or omissions of such member or manager occurring prior to such amendment or repeal.

8. Indemnity. The Company will indemnify any person who is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a manager, member, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, manager, employee or agent of another corporation, partnership, joint venture or other enterprise against expenses (including attorneys^ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the Company. The termination of any such proceeding by judgment, order, settlement, conviction or plea of nolo contendere or its equivalent will not create a presumption that the person did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the Company. With respect to a suit by or in the right of the Company to procure a judgment in its favor the right of indemnification under this paragraph will be limited to the same extent as derivative actions on behalf of a cooperation under the Oklahoma General Corporation Act, Each person is entitled, without demand on the Company or any action by the Company, to enforce the foregoing indemnity in an action at law against the Company. The foregoing right of indemnification is not exclusive of any rights to which any such person may now or hereafter be otherwise entitled.
Jennifer M. Grigsby, Sole Organizer THE UNDERSIGNED has executed these Articles of Organization this 28th day of September, 2006.